Exhibit 4.1

EXECUTION VERSION

SECOND AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

OF

COTIVITI HOLDINGS, INC.

Dated as of June 1, 2016

i

TABLE OF CONTENTS

(continued)

ii

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This Second Amended and Restated Stockholders Agreement (this “Agreement”) of Cotiviti Holdings, Inc., a Delaware corporation (the “Company”), is entered into as of June 1, 2016, by and among (i) the Company, (ii) the Advent Stockholders (as hereinafter defined), (iii) the Rollover Stockholders (as hereinafter defined) and (iv) the Other Stockholders (as hereinafter defined) from time to time party hereto.  This Agreement shall become effective immediately prior to the consummation of the initial Public Offering.

WHEREAS, the Company is party to that certain Amended and Restated Stockholders Agreement (the “First A&R Agreement”), dated as of May 14, 2014 by and among (i) the Company, (ii) the Advent Stockholders, (iii) the Rollover Stockholders and (iv) the Other Stockholders (each of the Advent Stockholders, the Rollover Stockholders and the Other Stockholders, a “Stockholder” and, collectively, “Stockholders”);

WHEREAS, immediately following the initial Public Offering, each Stockholder will own the number of shares of Common Stock (as defined below) as set forth on Exhibit A hereto opposite such Stockholder’s name; and

WHEREAS, pursuant to Section 4.8 of the First A&R Agreement, the parties thereto desire to, in contemplation of the initial Public Offering, enter into a restated agreement setting forth certain rights and obligations of the Stockholders.

NOW, THEREFORE, in consideration of the above premises and the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1                               Certain Matters of Construction.  In addition to the definitions referred to or set forth below in this Article I:

(a)                                 The words “hereof,” “herein,” “hereunder” and words of similar import shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b)                                 References to Sections and Articles refer to Sections and Articles of this Agreement unless expressly stated otherwise;

(c)                                  Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(d)                                 The masculine, feminine and neuter genders shall each include the others.

1.2                               Definitions.  For the purposes of this Agreement, the following terms shall have the following meanings:

“1933 Act” shall mean the Securities Act of 1933, as amended, or any successor act.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor act.

“Advent Consent” shall mean the consent of the Advent Stockholders holding a majority of the Shares then held by all Advent Stockholders, which consent may be withheld, conditioned or delayed in the sole discretion of such Advent Stockholders.

“Advent Stockholders” shall mean (i) those Persons that are listed as the Advent Stockholders on Exhibit A hereto, (ii) each of their Permitted Transferees pursuant to paragraph (iii) of the definition of Permitted Transfer (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case indicating that such Permitted Transferee will be an Advent Stockholder and (iii) each Permitted Transferee of any Person described in clause (i) or (ii) above pursuant to paragraphs (i) or (ii) of the definition of Permitted Transfer (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case indicating that such Permitted Transferee will be an Advent Stockholder.

“Adverse Claim” shall have the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

“Affiliate” shall mean, with respect to any specified Person, any other Person which, directly or indirectly, through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise); provided, however, that, for purposes of this Agreement, the Company and its Subsidiaries shall not be an Affiliate of any Stockholder; and provided, further, that the natural persons designated by Advent International Corporation as “operating partners” shall not be Affiliates of any Advent Stockholder.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement.

“Associate” (i) when used to indicate a relationship with any Person, shall mean (a) any corporation or organization of which such Person is a director, officer, manager or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as a trustee or in a similar fiduciary capacity, and (c) any relative of such Person who has the same home as such Person, is a parent, sibling, spouse, in-law, child or grandchild of such Person, or the spouse of any of them; or (ii) when used to indicate a relationship with the Company, shall mean a director, officer or manager of the Company or any Subsidiary.  Neither the Company nor any of its Subsidiaries shall be deemed an Associate of any Stockholder.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company as the same shall be constituted from time to time.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Delaware, or is a day on which banking institutions located in the State of Delaware are authorized or required by law or other governmental action to remain closed.

“CMS” shall have the meaning set forth in Section 4.12.

“Common Stock” shall mean  the Company’s  Common Stock, par value $0.001 per share, and any other class of common stock that the Company may be authorized to issue from time to time, any other securities of the Company into which such Common Stock may hereafter be exchanged or for which such Common Stock may be exchanged (by way of reorganization, recapitalization, merger, consolidation or otherwise) and shall also include any common stock of the Company hereafter authorized and any capital stock of the Company of any other class hereafter authorized which is not preferred as to dividends or distribution of assets in liquidation over any other class of capital stock of the Company and which has ordinary voting power for the election of directors of the Company.

“Common Stock Equivalents” shall mean, with respect to any Stockholder, all shares of Common Stock (i) owned by such Stockholder and which are vested, (ii) issuable to such Stockholder upon exercise of Options (solely to the extent such Options, on or prior to the time the determination of Common Stock Equivalents is made, are vested and exercisable) held by, such Stockholder or (iii) issuable to such Stockholder upon conversion or exchange of any securities convertible into or exchangeable for Common Stock.

“Company” shall have the meaning set forth in the first paragraph of this Agreement.

“Company Sale” shall mean any arm’s-length transaction or a series of related arm’s-length transactions as a result of which any Person or group of Persons (other than the Advent Stockholders and/or their Affiliates and/or Permitted Transferees) shall (A) acquire (whether by purchase, exchange, tender offer, merger, consolidation, recapitalization, redemption, reorganization, issuance of capital stock or otherwise), directly or indirectly, more than 50% of the voting power of the Company immediately prior to such transaction or series of transactions, or (B) acquire assets constituting all or substantially all of the assets of the Company; provided, however, that in no event shall a Company Sale be deemed to include (i)

any transaction effected solely for the purpose, and having the sole effect, of (A) changing, directly or indirectly, the domicile or form of organization or the organizational structure of the Company or any of its Subsidiaries or (B) contributing assets or equity to entities controlled by the Company (or owned by the Stockholders in substantially the same proportions as the Stockholders own the Company immediately prior to such contribution) or (ii) an initial Public Offering.

“Conflicted Entity” shall have the meaning set forth in Section 4.12.

“Consideration Securities” shall have the meaning set forth in Section 2.2(d).

“First A&R Agreement” shall have the meaning set forth in the Recitals.

“Fair Market Value” shall mean:

(i)                                     with respect to Shares (other than Marketable Securities), the fair value per share of the applicable Shares as of the applicable date on the basis of a sale of such Shares in an arm’s-length private sale between a willing buyer and a willing seller, neither acting under compulsion.  In determining such Fair Market Value, no discount shall be taken for the illiquidity of such Shares or the fact that they represent a minority ownership position in the Company, and no upward adjustment or discount shall be taken relating to the fact that the Shares in question are subject to the restrictions and entitled to the rights provided hereunder.  Such Fair Market Value shall be determined by the Board of Directors; and

(ii)                                  with respect to Marketable Securities, the average of the daily average of the high and low sales price of such Marketable Securities for the ten (10) trading days preceding the applicable date.

“GCO” shall have the meaning set forth in Section 4.12.

“Holder” or “Holders” shall have the meaning set forth in Section 3.1.

“Inspector” shall have the meaning set forth in Section 3.4(j).

“Joinder” shall mean, with respect to any Permitted Transferee, a joinder duly authorized, executed and delivered by such Person obligating such Person to be bound by all covenants, agreements, restrictions and other terms and provisions of this Agreement, in form and substance substantially as attached hereto as Exhibit B.

“Lock-up Period” shall have the meaning set forth in Section 3.14.

“Marketable Securities” shall mean stocks and bonds of companies that are immediately and freely tradable on stock exchanges or in over-the-counter markets or that are otherwise liquid and can readily be sold to the general public for cash.

“Options” shall mean the options granted to participants under any equity incentive plan to purchase Shares on the terms set forth therein and in the certificates and agreements issued pursuant thereto.

“Other Stockholders” shall mean each Person that is or may become party to this Agreement other than the Company, the Advent Stockholders and the Rollover Stockholders; provided, in each case, that such holder shall execute (or shall have executed in connection with the corresponding option agreement) a counterpart of, or Joinder to, this Agreement agreeing to be bound by all terms hereof as an Other Stockholder.

“Permitted Transfer” shall mean:

(i)                                     a Transfer of Shares by any Stockholder who is a natural person (or a trust for the benefit of a natural person) to (a) such Stockholder’s spouse, children (including legally adopted children and stepchildren), spouses of children, grandchildren, spouses of grandchildren, parents or siblings; (b) a trust for the benefit of the Stockholder and/or any of the Persons described in clause (a); or (c) a corporation, limited partnership or limited liability company whose sole shareholders, partners or members, as the case may be, are the Stockholder and/or any of the Persons described in clause (a) or clause (b); provided, that in either of clauses (a), (b) or (c), the Stockholder Transferring such Shares retains at all times a proxy to vote the Shares such Stockholder has Transferred;

(ii)                                  a Transfer of Shares by a Stockholder who is a natural person upon death or incapacity to such Stockholder’s estate, executors, administrators and personal representatives, and then to such Stockholder’s legal representatives, heirs or legatees (whether or not such recipients are a spouse, children, spouses of children, grandchildren, spouses of grandchildren, parents or siblings of such Stockholder);

(iii)                               a Transfer of Shares by an Advent Stockholder to any employee or Affiliate of Advent International Corporation or any direct or indirect general or limited partners, or any direct or indirect managing or other members, of any Affiliate of Advent International Corporation;

(iv)                              a Transfer of Shares by any Other Stockholder who is not a natural person to any Affiliate of such Other Stockholder; and

(v)                                 a Transfer of Shares by any Rollover Stockholder who is not a natural person to any of its owners, beneficiaries or Affiliates; provided, that the Rollover Stockholder Transferring such Shares retains at all times a proxy to vote the Shares such Stockholder has Transferred.

provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Shares so Transferred (to the extent not then already a party to this Agreement) executes and delivers to the Company a counterpart of, or a Joinder to, this Agreement and agrees to be bound hereunder in the same manner and to the same extent as the Stockholder from whom the Shares were Transferred.  Except in the case of a Permitted Transfer pursuant to clause (ii) above, from and after the date on which a Permitted Transfer becomes effective, any Permitted Transferee of the Shares so Transferred (to the extent not then already a party to this Agreement) shall have the same rights, and shall be bound by the same obligations, under this Agreement as the Stockholder who Transferred such Shares to such Permitted Transferee and shall be deemed for all purposes hereunder (A) an “Advent Stockholder” in the case of a Permitted Transfer from an Advent Stockholder, (B) a “Rollover Stockholder” in the case of a Permitted Transfer from a Rollover Stockholder or (C) an “Other Stockholder” in the case of a Permitted Transfer from an Other Stockholder.  On subsequent Transfers by such a Permitted Transferee, the determination of whether the transferee is a Permitted Transferee shall be determined by reference to the Stockholder who was an original party to this Agreement, not by reference to the transferring Permitted Transferee in such subsequent Transfer.  Notwithstanding anything to the contrary in this Agreement, any transferee that, at the time of any Transfer, is already a party to this Agreement, shall hold the Shares so Transferred to such transferee in the same capacity under this Agreement as such transferee holds such transferee’s other Shares.  No Permitted Transfer shall conflict with or result in any violation of the 1933 Act or other federal, state or local securities laws or a judgment, order, decree, statute, law, ordinance, rule or regulation.

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Public Offering” shall mean the completion of a sale of Common Stock pursuant to a registration statement which has become effective under the 1933 Act (excluding registration statements on Form S-4, S-8 or similar limited purpose forms), in which the Common Stock shall be listed and traded on a national exchange or on the NASDAQ National Market System.

“RAC” shall have the meaning set forth in Section 4.12.

“Records” shall have the meaning set forth in Section 3.4(j).

“Registrable Securities” shall mean all shares of Common Stock held by any Stockholder, whether now owned or hereafter acquired.  As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (a) a registration statement (other than a registration statement on Form S-8) with respect to the sale of such securities shall have become effective under the 1933 Act and such securities shall have been disposed of in accordance with such registration statement, (b) a registration statement on Form S-8 with respect to such securities shall have become effective under the 1933 Act, or (c) such securities shall have been sold under Rule 144 (or any successor provision) under the 1933 Act and such securities may be resold by the Holder thereof without registration under the 1933 Act or pursuant to the restrictions set forth in Rule 144.

“Rollover Stockholders” shall mean (i) Milton Harbor View, LLC and JL Connolly LLC or  (ii) their respective Permitted Transferees pursuant to paragraph (v) of the definition of Permitted Transfer (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case indicating that such Permitted Transferee will be a Rollover Stockholder, and (iii) each Permitted Transferee of any Person described in clause (i) or (ii) above pursuant to paragraphs (i) or (ii) of the definition of Permitted Transfer (other than the Company), as evidenced by an executed counterpart of, or Joinder to, this Agreement, in either case indicating that such Permitted Transferee will be a Rollover Stockholder.

“Sale Request” shall have the meaning set forth in Section 2.2(a).

“SEC” shall mean the United States Securities and Exchange Commission.

“Seller” shall have the meaning set forth in Section 2.2(a).

“Selling Expenses” shall mean all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder other than fees and disbursements borne by the Company in accordance with Section 3.6.

“Shares” shall mean (i) shares of Common Stock held by Stockholders from time to time, including upon exercise of any Options, (ii) other equity securities of the Company held by the Stockholders , (iii) securities convertible into or exchangeable for shares of Common Stock and (iv) securities of the Company issued in exchange for, upon reclassification of, or as a dividend or distribution in respect of, the foregoing.

“Stockholders” shall have the meaning set forth in the Recitals.

“Subsidiary” shall mean, with respect to any entity (the “parent”), any corporation, limited liability company, company, entity, firm, association or trust of which such parent, at the time in respect of which such term is used, (i) owns directly or indirectly more than fifty percent (50%) of the equity, membership interests or beneficial interests, on a consolidated basis, or (ii) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interests or beneficial interests having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation.  Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Third Party” shall mean any Person other than the Company.

“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of, directly or indirectly and whether or not by operation of law or for value, any Shares or Options (or any rights therein, including under the Company’s Certificate of Incorporation or under this Agreement).

“Unaccredited Investor” shall mean a Person who is not an “Accredited Investor” as defined in Rule 501 of the 1933 Act.

ARTICLE II

COVENANTS AND CONDITIONS

2.1                               Take Along.

(a)                                 Take Along Procedure.  For so long as the Advent Stockholders collectively own at least fifty percent (50%) of the Shares then issued and outstanding, the Advent Stockholders, acting by Advent Consent, shall be entitled to elect to consummate, or cause the Company to consummate, a Company Sale upon twenty (20) days’ prior written notice by the Advent Stockholders to each other Stockholder, which notice shall set forth the terms and conditions of such proposed Company Sale, including the name of the prospective transferee, the number of Shares and Common Stock Equivalents proposed to be sold by the Advent Stockholders in the Company Sale, the consideration to be received by the Advent Stockholders, whether such consideration is comprised of Consideration Securities and/or cash, and the proposed time and place of closing (such notice being referred to as the “Sale Request”), each other Stockholder (each, a “Seller”), in the event such Company Sale is consummated, shall be obligated to consummate, consent to, and raise no objection to, such proposed Company Sale and take all other actions reasonably necessary or desirable to consummate such proposed Company Sale on the terms proposed by the Advent Stockholder as set forth in the Sale Request; provided, however, that the Advent Stockholders shall only have the rights set forth in this Section 2.1 with respect to such Company Sale in which the Sellers as a group receive in the transaction the following: subject to clause (d) below, the same form of consideration (but, for the avoidance of doubt, not the same governance rights) for Shares, in the same proportion, as the Advent Stockholders or, with the consent of any such Seller, in its sole discretion, a different form of consideration in the transaction valued at the same value per Share as the value per Share received by the Advent Stockholders.  Without limiting the generality of the foregoing, (A) if such Company Sale is structured as a merger, consolidation or similar business transaction, each Seller will vote or cause to be voted all Shares that it holds or with respect to which it has the power to direct the voting and which it is entitled to vote on such proposed Company Sale in favor of such proposed Company Sale and will waive all appraisal and dissenters rights, (B) if the Company Sale is structured as a sale or redemption of Shares, each Seller will sell its pro rata portion of Shares being sold in such Company Sale on the same terms and conditions as the Advent Stockholders.  A Seller’s pro rata portion, for purposes of this Section 2.1(a), is the product of (I) a fraction, the numerator of which is the number of outstanding Shares which such Stockholder then owns, and the denominator of which is the total number of the Shares then actually outstanding and (II) the total number of Shares being sold in such Company Sale.  The Advent Stockholders shall promptly notify the Sellers of any material change in, or the termination or abandonment of, the proposed transaction contemplated in the Sale Request.

(b)                                 Advent Stockholder Proxy; Delivery of Documentation.  Each Seller hereby grants a proxy in favor of the Advent Stockholders to vote such Seller’s Shares and/or execute any documentation necessary or reasonably advisable to give effect to this Section 2.1, which proxy shall become effective immediately and without further action by such Seller upon the receipt by the Company or the Advent Stockholders (and delivery to such Seller) of a signed letter of intent or other commitment from a qualified purchaser to pursue a Company Sale based on specific terms and conditions outlined in such letter of intent or other commitment, including, without limitation, a final purchase price or purchase price formula or other definitive consideration; provided, that such proxy shall not permit any Advent Stockholder to commit or subject any Rollover Stockholder to any obligations or liability except as expressly contemplated by this Agreement.  Each such proxy granted in this Section 2.1(b) is irrevocable, coupled with an interest and shall survive until the expiration of the provisions of this Section 2.1.  If required, each Seller shall deliver certificates for all of its Shares being Transferred pursuant to this Section 2.1 at the closing of the proposed Company Sale, free and clear of all claims, liens and encumbrances.  The terms and conditions of any sale pursuant to this Section 2.1 shall be the same as set forth in the Sale Request.  It is understood and acknowledged that, if a Seller shall not have delivered the required certificates for all of its Shares being Transferred pursuant to this Section 2.1, then the Advent Stockholders may exercise their rights pursuant to the proxy granted pursuant to this Section 2.1(b) to take either or both of the following actions: (i) executing and delivering to the Company an affidavit of loss on behalf of such Seller causing the issuance and delivery of replacement certificates to facilitate the closing of such Company Sale and/or (ii) entering into (and/or voting such Seller’s Shares in favor of) a definitive transaction agreement providing for the conversion such Seller’s Shares into the right to receive the Board-approved consideration for such Company Sale.

(c)                                  Further Assurances.  Each Seller shall take or cause to be taken all actions reasonably necessary or reasonably desirable in order to consummate expeditiously any such Company Sale and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments (including, if applicable, a customary successor agreement on terms and conditions no less favorable in any respect to this Agreement in respect of any Consideration Securities) reasonably required by the Advent Stockholders and consistent with the terms and conditions of this Agreement and otherwise cooperating with the Advent Stockholders and any prospective buyer; provided, however, that the Sellers shall only be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Third Party to the extent provided in the immediately following sentence.  Without limiting the generality of the foregoing, each Seller agrees to execute and deliver such agreements as may be reasonably specified by the Advent Stockholders to which such Advent Stockholders will also be party, provided, however, that (i) each Seller shall only be required to make individual representations and warranties as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares, (ii) each Seller shall be severally liable for its pro rata portion of any purchase price adjustment, escrow or indemnity payments and (iii) each Seller shall bear its respective pro rata share of expenses to the extent such expenses benefit all Stockholders; provided, however, that the aggregate amount of liability described in clauses (ii) and (iii) in connection with any Company Sale shall not exceed the proceeds actually received by such Seller in connection with such Company Sale; and provided further, that no Seller shall have any obligation to bear any portion of expenses to the extent such expenses do not benefit all Stockholders; and provided further, that no such Seller shall be required to become bound by any non-competition or similar covenant or to extend the term of any such covenant.

(d)                                 No Registration Required.  Notwithstanding the foregoing provisions of this Section 2.1, in the event the consideration to be paid in connection with a Company Sale subject to this Section 2.1 includes any securities (“Consideration Securities”), and the receipt thereof by any Seller would require under applicable law due to Seller’s status as an Unaccredited Investor (i) the registration or qualification of such Consideration Securities or (ii) the provision of any information regarding the Company, such Consideration Securities or the issuer thereof, such Seller shall not have the right to receive such consideration.  In such event, the Advent Stockholders shall have the obligation to cause to be paid to such Seller in lieu thereof, against delivery of the certificates for Shares, an amount in cash equal to the Fair Market Value of such Shares as of the date such Consideration Securities would have been issued in exchange for such Shares.

(e)                                  Post-Initial Public Offering Transferees.  For the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, no Transferees (other than Permitted Transferees) of Shares Transferred after the initial Public Offering shall (i) be subject to the obligations, or be entitled to the rights, set forth in this Section 2.1 or (ii) become a Stockholder and have the rights and be subject to any of the obligations of a Stockholder under this Agreement or be required to execute a counterpart of, or Joinder to, this Agreement.

ARTICLE III

REGISTRATION RIGHTS

3.1                               General.  For purposes of Article III:  (a) the terms “register,” “registered” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the 1933 Act and the declaration or ordering of effectiveness of such registration statement by the SEC; (b) the term “Holder” means any Stockholder holding Registrable Securities (so long as such Stockholder together with its Permitted Transferees collectively hold Registrable Securities with a value of at least Five Hundred Thousand U.S. Dollars ($500,000)) and (c) the shares of Common Stock issuable upon the exercise of vested Options shall be deemed to be outstanding and held by the holders of such vested Options.

3.2                               Demand Registration.

(a)                                 Subject to paragraph (b) hereof, at any time after the six month anniversary of the consummation of the Company’s initial Public Offering, the Advent Stockholders may request in writing (specifying that such request is being made pursuant to this Section 3.2) that the Company file a registration statement on Form S-1 (or any successor form to Form S-1 regardless of its designation) under the 1933 Act; provided, however, that the Advent Stockholders may only make such a request a maximum of two (2) times in any twelve (12) month period.  Upon receiving such a request, the Company shall promptly notify all other Holders of such request and, if any of the Advent Stockholders is registering all or a portion of the Registrable Securities it owns, the Company shall use its best efforts to cause a pro rata portion of the Registrable Securities that the other Holders have requested (within ten (10) days after such Company notice) be registered, to be registered under the 1933 Act; provided, however, that the Advent Stockholders may withdraw any request made pursuant to this Section 3.2, in which event such withdrawn request shall be deemed for all purposes herein not to have been made.

(b)                                 If the total amount of Registrable Securities that the Holders request to be included in such offering exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which, in the opinion of such underwriters, can be sold in accordance with the procedures set forth in Section 3.3(b).

3.3                               Piggyback Registration; Reduction in Registration.

(a)                                 If at any time the Company determines to register any of its equity securities for its own account under the 1933 Act in connection with a Public Offering of such securities, on a form that would also permit the registration of any of the Registrable Securities, the Company shall, at each such time, promptly give each Holder written notice of such determination.  Upon the written request of any Holder given to the Company within ten (10) days after the giving of any such notice by the Company, the Company shall use its best efforts to cause to be registered under the 1933 Act all of the Registrable Securities of such Holder that each Holder has requested be registered.  If the total amount of Registrable Securities that are to be included by the Company for its own account and at the request of Holders exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)                                     first, the equity securities to be registered on behalf of the Company; and

(ii)                                  then the Registrable Securities requested to be included by the Holders, pro rata, based on the number of Registrable Securities owned by each of them which each of them requests be included in such registration; provided, however, that if any underwriter who is not an Affiliate or Associate of any Holder, in good faith requests for the success of the initial Public Offering (but not any other Public Offering), that the number of Registrable Securities to be sold by any Holder who is a member of management be apportioned or excluded, such number of Registrable Securities of such Holder shall be reduced or not included to the extent so requested by said underwriter.

(b)                                 If the Company at any time proposes to register any of its equity securities for the account of any Holder pursuant to Sections 3.2 or 3.9 of this Agreement or otherwise, under the 1933 Act in connection with the public offering of such securities on a form that would also permit the registration of any of the Registrable Securities and the total amount of Registrable Securities requested to be included by the requesting Holders and by the Company and the other Holders, exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of securities which in the opinion of such underwriters can be sold, in the following order:

(i)                                     first, the Registrable Securities requested to be included by the Holders, pro rata, based on the number of Registrable Securities owned by each of them which each of them requests be included in such registration; and

(ii)                                  second, the equity securities to be registered on behalf of the Company;

provided, however, that if any underwriter who is not an Affiliate or Associate of any Holder, in good faith requests for the success of the initial Public Offering (but not any other Public Offering), that the number of Registrable Securities to be sold by any Holder who is a member of management be apportioned or excluded, such number of Registrable Securities of such Holder shall be reduced or not included to the extent so requested by said underwriter.

(c)                                  Notwithstanding anything to the contrary in this Agreement, the Company shall have no obligation to cause any Registrable Securities of any Holder to be registered under the 1933 Act or notify such Holder of any registration of the Company’s securities  pursuant to this Article III if all Registrable Securities held by such Holder may be sold by such Holder pursuant to Rule 144 promulgated under the 1933 Act in a single transaction without timing or volume limitation.

3.4                               Obligations of the Company.  Whenever required under Sections 3.2, 3.3 or 3.9 to use its best efforts to effect the registration of any Registrable Securities, the Company shall:

(a)                                 prepare and file with the SEC a registration statement with respect to such Registrable Securities, and use its best efforts to cause such registration statement to become and remain effective;

(b)                                 as expeditiously as reasonably possible, prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

(c)                                  as expeditiously as reasonably possible, furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with requirements of the 1933 Act, and such other documents they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

(d)                                 as expeditiously as reasonably possible, use its best efforts to register and qualify the securities covered by such registration statement under the securities or Blue Sky laws of such jurisdictions as shall be reasonably necessary for the distribution of the securities covered by the registration statement; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business where it is not already so qualified or to file a general consent to service of process in any such jurisdiction where it is not then so subject; provided, further, that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the registration or qualification of the securities in that jurisdiction be borne by selling stockholders, then such expenses shall be payable by selling stockholders pro rata based on the number of Registrable Securities owned by each of them which is included in such registration or qualification, to the extent required by such jurisdiction;

(e)                                  use its best efforts to cause all Registrable Securities covered by such registration statement to be registered with, or approved by, such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities;

(f)                                   notify each seller of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and at the request of any such seller or Holder, promptly prepare and file with the SEC and furnish to such seller or Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, that, each Holder agrees that it shall not sell any Registrable Securities covered by such a registration statement upon receipt of notice from the Company until receipt of notice that such statement or omission has been corrected;

(g)                                  otherwise use its best efforts to comply with all applicable rules and regulations of the SEC and will furnish to each seller at least two (2) Business Days prior to the filing thereof a copy of any amendment or supplement to such registration statement or prospectus and shall not file any amendment or supplement thereof to which any such seller shall have reasonably objected, except to the extent required by law, on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the 1933 Act or of the rules or regulations thereunder;

(h)                                 provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such registration statement from and after a date not later than the effective date of such registration statement;

(i)                                     use its best efforts to list all Registrable Securities covered by such registration statement on a securities exchange on which any class of Registrable Securities is then listed;

(j)                                    make available at reasonable times for inspection by any seller of Registrable Securities, any managing underwriter participating in any disposition of such Registrable Securities pursuant to a registration statement, and any attorney, accountant or other agent retained by any such seller or any managing underwriter (each, an “Inspector” and collectively, the “Inspectors”), all financial and other records, pertinent corporate documents and properties of the Company and its Subsidiaries (collectively, the “Records”) as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the Company’s and its Subsidiaries’ officers, directors and employees, and the independent public accountants of the Company, to supply all information reasonably requested by any such Inspector in connection with such registration statement.  Records that the Company determines, in good faith, to be confidential and which it notifies the Inspectors are confidential shall not be disclosed by the Inspectors (and the Inspectors shall confirm their agreement in writing in advance to the Company if the Company shall so request) unless (x) the disclosure of such Records is necessary, in the Inspector’s judgment based upon the advice of counsel, to avoid or correct a misstatement or omission in such registration statement, (y) the release of such Records is ordered pursuant to a subpoena or other order from a court of competent jurisdiction or (z) the information in such Records was known to the Inspectors on a non-confidential basis prior to its disclosure by the Company or has been made generally available to the public.  Each seller of Registrable Securities agrees that it shall, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to the Company and allow the Company, at the Company’s expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

(k)                                 if such sale is pursuant to an underwritten offering, if reasonably requested (i) obtain “cold comfort” letters dated the effective date of the registration statement and the date of the closing under the underwriting agreement from the Company’s independent public accountants in customary form and covering such matters of the type customarily covered by “cold comfort” letters, and (ii) direct its executive officers and other employees to participate in any road show;

(l)                                     furnish, at the request of any seller of Registrable Securities on the date such securities are delivered to the underwriters for sale pursuant to such registration or, if such securities are not being sold through underwriters, on the date the registration statement with respect to such securities becomes effective, an opinion, dated as of such effective date, of counsel representing the Company for the purposes of such registration, addressed to the underwriters, if any, and to the seller making such request, covering such legal matters with respect to the registration in respect of which such opinion is being given as the underwriters, if any, and such seller may reasonably request and are customarily included in such opinions;

(m)                             comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable  after the effective date of the registration statement (and in any event within forty-five (45) days, or ninety (90) days if it is a fiscal year, after the end of such twelve month period described hereafter), an earnings statement (which need not be audited) covering a period of twelve (12) consecutive months beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, in a manner which satisfies the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

(n)                                 cooperate with each seller of Registrable Securities and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the Financial Industry Regulatory Authority or any other applicable securities regulator; and

(o)                                 take all other steps reasonably necessary to effect the registration of the Registrable Securities contemplated hereby.

3.5                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any act pursuant to this Article III that each Holder selling Registrable Securities shall furnish to the Company such information regarding such Holder, the Registrable Securities held by such Holder and the intended method of disposition of such securities as the Company shall reasonably request and as shall be required in connection with any actions to be taken by the Company.

3.6                               Expenses of Registration.  All fees and expenses incurred in connection with the registration and disposition of Registrable Securities pursuant to Article III (excluding underwriters’ discounts and commissions, which shall be borne and paid by each of the sellers of the Registrable Securities being sold pro rata in proportion to the number of Registrable Securities registered by such seller), including without limitation all filing, registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company (which counsel shall be reasonably satisfactory to the holders of a majority of the Registrable Securities then being registered), and the reasonable fees and disbursements of one counsel for the selling Holders (which counsel shall be selected by the Holders which own a majority of the Registrable Securities being sold under the applicable registration) shall be borne by the Company; provided, however, that all such expenses in connection with any amendment or supplement to a registration statement or prospectus filed more than nine (9) months after the effective date of such registration statement because any Holder or Holders, as the case may be, of Registrable Securities has not effected the disposition of the securities requested to be registered shall be paid by such Holder or Holders pro rata, as the case may be.

3.7                               Underwriting Requirements.

(a)                                 For so long as the Advent Stockholders collectively own at least fifty percent (50%) of the Shares then issued and outstanding, the Advent Stockholders, acting by Advent Consent, shall have the right to approve the selection of the lead underwriter for any Public Offering in which any Advent Stockholder participates.

(b)                                 Each Holder selling Registrable Securities in any underwritten registration pursuant to Sections 3.2, 3.3 or 3.9 shall, as a condition for inclusion of such Registrable Securities in such underwritten registration, execute and deliver an underwriting agreement reasonably acceptable to the Company and the underwriters with respect to such registration.  Subject to Section 3.7(a), such underwriters shall be selected by the Company.  Notwithstanding the foregoing, each participating Holder shall take all action reasonably necessary with respect to executing such underwriting agreement; provided, however, that the liability of each participating Holder pursuant to such underwriting agreement shall not exceed the net proceeds received by such participating Holder from the Public Offering (after deduction of all underwriters’ discounts and commissions).

3.8                               Indemnification.  In the event any Registrable Securities are included in a registration statement under this Article III:

(a)                                 To the fullest extent permitted by law, the Company will indemnify and hold harmless each Holder (which term, for purposes of this Section 3.8, shall include each Stockholder and shall also include the directors, officers, partners, members, trustees, equity holders, advisors and employees of such Stockholders and their Affiliates) requesting or joining in a registration, any underwriter (as defined in the 1933 Act) for a registration, and each Person, if any, who controls such Holder or such underwriter within the meaning of the 1933 Act, against any and all losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof), joint or several, to which any such Holder, underwriter or control Person may become subject under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based on any untrue or alleged untrue statement of any material fact contained or incorporated by reference in a registration statement relating to a registration pursuant to this Article III, including any preliminary prospectus, free writing prospectus, or final prospectus contained therein, or any related summary prospectus, or any amendments or supplements thereto, or any document incorporated by reference therein, or other disclosure document, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or arise out of or are based upon any violation or alleged violation by the Company or any of its Subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or its Subsidiaries and relating to action or inaction required of, taken by or omitted to be taken by the Company in connection with any such registration or disclosure document, and will reimburse each such Holder, underwriter or control Person for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that the indemnity agreement contained in this Section 3.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), nor shall the Company be liable to any Holder, underwriter or control Person for any such loss, claim, damage, liability, action or proceeding to the extent that it arises out of or is based upon an untrue statement or omission made in connection with such registration statement, preliminary prospectus, free writing prospectus, final prospectus, summary prospectus, or any amendments or supplements thereto, incorporated document or other disclosure document in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, underwriter or control Person.  Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder, underwriter or control Person and shall survive the Transfer of such securities by such Holder.

(b)                                 To the fullest extent permitted by law, each Holder requesting or joining in a registration shall indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each Person, if any, who controls the Company within the meaning of the 1933 Act, and each agent and any underwriter for the Company and any Person who controls any such agent or underwriter and each other Holder and any Person who controls such other Holder (within the meaning of the 1933 Act) against any and all losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened in respect thereto) to which the Company or any such director, officer, control Person, agent, underwriter or other Holder may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities arise out of or are based upon an untrue statement of any material fact contained or incorporated by reference in such registration statement, including any preliminary prospectus, free writing prospectus or final prospectus contained therein, or any related summary prospectus, or any amendments or supplements thereto, or any document incorporated by reference therein, or other disclosure document or arise out of or are based upon the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission was made in such registration statement, preliminary prospectus, final prospectus, free writing prospectus, summary prospectus, or any amendments or supplements thereto, incorporated document or other disclosure document in reliance upon and in conformity with written information furnished by such Holder (other than information furnished by such Holder on behalf of the Company in his or her capacity as an officer or director of the Company) expressly for use in connection with such registration; and such Holder will reimburse the Company and each such director, officer, control Person, agent, underwriter or other Holder for any and all legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, the indemnity obligation of each such Holder hereunder shall be limited to and shall not exceed the net proceeds actually received by such Holder (after deduction of all underwriters’ discounts and commissions) upon a sale of Registrable Securities pursuant to the registration statement hereunder from which such liability arises; provided, further, that the obligation to indemnify contained in this Section 3.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, action or proceeding if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld, conditioned or delayed).  Such obligation to indemnify shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer, Holder, underwriter or control Person and shall survive the Transfer of such securities by such Holder.

(c)                                  Any Person seeking indemnification under this Section 3.8 will (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification (but the failure to give such notice will not affect the right to indemnification hereunder, unless and to the extent the indemnifying party is materially prejudiced by such failure) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest may exist between such indemnified and indemnifying parties with respect to such claim, permit such indemnifying party, and other indemnifying parties similarly situated, jointly to assume the defense of such claim with counsel reasonably satisfactory to the parties.  In the event that the indemnifying parties cannot mutually agree as to the selection of counsel, each indemnifying party may retain separate counsel to act on its behalf and at its expense.  The indemnified party shall in all events be entitled to participate in such defense at its expense through its own counsel.  If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld, conditioned or delayed).  No indemnifying party will consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.  An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will be obligated to pay the fees and expenses of counsel, but will not be obligated to pay the fees and expenses of more than one counsel (in addition to any local counsel) for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim, in which event the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel.

(d)                                 If for any reason the foregoing indemnification is unavailable to any party or insufficient to hold it harmless as and to the extent contemplated by the preceding paragraphs of this Section 3.8, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative benefits received by the applicable indemnifying party, on the one hand, and the applicable indemnified party, as the case may be, on the other hand, and also the relative fault of the applicable indemnifying party and the applicable indemnified party, as the case may be, as well as any other relevant equitable considerations.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The parties agree that it would not be just or equitable if contribution pursuant to this Section 3.8(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentence.  The amount paid or payable by a contributing party as a result of the loss, claim, damage or liability referred to above in this Section 3.8(d) shall include any legal or other expenses reasonably incurred by such indemnified person in connection with investigating or defending any such action or claim.  No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.  Any Holder’s contribution obligations pursuant to this Section 3.8(d) shall not exceed such Holder’s net proceeds from the applicable offering.

3.9                               Registration on Form S-3.

(a)                                 After the date on which the Company has effected an initial Public Offering, if (i) any Holders request in writing (specifying that such request is being made pursuant to this Section 3.9) that the Company file a registration statement on Form S-3 (or any successor form to Form S-3 regardless of its designation), and (ii) the Company (x) is entitled to use such form to register such securities and (y) the Form S-3 for a public offering of securities has an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000; then the Company shall (A) within ten (10) days of the receipt by the Company of such request, give written notice of such proposed registration to all other Holders and (B) within thirty (30) days from the date of such request, cause to be filed a Form S-3 with the SEC with respect to such securities requested by such Holders together with all of the Registrable Securities of any Holders joining in such request as are specified in a written request received by the Company within ten (10) days after receipt of such written notice from the Company and the Company shall use its reasonable best efforts to cause such Form S-3 to be declared effective as soon as possible.

(b)                                 At any time that a registration statement on Form S-3 is effective, if any Holders request in writing (specifying that such request is being made pursuant to this

Section 3.9) that the Company initiate a take-down from the Form S-3 for a public offering of securities having an anticipated aggregate offering price, net of Selling Expenses, of at least $5,000,000, then the Company shall (i) within ten (10) days of the receipt by the Company of such request, give written notice of such proposed take-down to all other Holders and (ii) within thirty (30) days from the date of such request, cause to be filed a prospectus supplement with respect to such securities requested by such Holders together with all of the Registrable Securities of any Holders joining in such request as are specified in a written request received by the Company within ten (10) days after receipt of such written notice from the Company; provided, that the Stockholders shall not be permitted to make more than two (2) such requests for registration in any twelve month period.  If the total amount of Registrable Securities that are to be included at the request of Holders in any such registration exceeds the amount of securities that the underwriters reasonably believe compatible with the success of the offering, then the Company will include in such registration only the number of Registrable Securities which, in the opinion of such underwriters, can be sold in accordance with Section 3.3(b). Notwithstanding anything else to the contrary in this Agreement, the piggyback rights described in this Section 3.9(b) shall not apply to an underwritten block trade.

3.10                        Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders and their Permitted Transferees the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company agrees to use its best efforts to:

(a)                                 make and keep public information available, as those terms are understood and defined in Rule 144, at all times subsequent to ninety (90) days after the effective date of the first registration statement covering a Public Offering filed by the Company or resulting in the Company becoming a “Reporting Company” as defined under the 1934 Act;

(b)                                 file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act; and

(c)                                  furnish to any Holder forthwith upon request a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of said first registration statement filed by the Company or such time as the Company becomes a Reporting Company), and of the 1933 Act and the 1934 Act (at any time after it has become subject to such reporting requirements), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed by the Company as may be reasonably requested in availing any Holder of any rule or regulation of the SEC permitting the selling of any such securities without registration.

3.11                        No Inconsistent Agreements.  The Company represents and warrants that it has not entered into, and, except with respect to customary lock-up provisions contained in any underwriting agreement the Company enters into in connection any Public Offering, covenants that it will not hereafter enter into, any agreement with respect to the registration of its securities that violates or conflicts with the rights granted to the Holders of Registrable Securities in this Agreement, without the prior written consent of the parties hereto as set forth in Section 4.2.

3.12                        Stock Split.  If, on or after the receipt by the Company of a request for registration of a Public Offering pursuant to Section 3.2, the proposed managing underwriter (or underwriters) of such offering reasonably believes that the number of shares to be registered is less than the minimum number necessary for the success of such offering, the Company will promptly prepare and submit to the Board of Directors, use its best efforts to cause to be adopted by the Board and Stockholders, and, if so adopted, file and cause to become effective, an amendment to its certificate of incorporation so as to cause each Share to be converted into such number of new shares so that the number of shares of Registrable Securities to be registered is equal to the minimum number which such managing underwriter (or underwriters) reasonably believes is necessary for the success of such offering.  Each Stockholder and such Stockholder’s Permitted Transferees shall vote the Shares held by such Stockholder or Permitted Transferees in favor of adopting such amendment.

3.13                        Timing and Other Limitations.  If the Company shall furnish to the Holders of Registrable Securities requesting a registration pursuant to Section 3.2 or 3.9 a certificate signed by a majority of the Board of Directors stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its Stockholders for such registration statement to be filed on or before the date filing would be required and it is therefore advisable to defer the filing of such registration statement, then the Company shall have the right to defer the filing of the registration statement for a period of not more than one hundred eighty (180) days, and the request pursuant to Section 3.2 or 3.9 then made shall not be counted for purposes of determining the number of registrations pursuant to Section 3.2 or 3.9; provided, however, that the Company may not utilize such right more than once in any twelve (12) month period.

3.14                        Lock-up.  In connection with the first Public Offering or any Public Offering pursuant to Section 3.2, no officer, director or Stockholder may Transfer any Shares for a period (the “Lock-up Period”) beginning seven (7) days immediately preceding the date upon which the Company in good faith believes that the relevant registration statement shall become effective, and ending on the one hundred eightieth (180th) day (or, (x) in the case of a Public Offering that is not the initial Public Offering, the ninetieth (90th) day, and (y) at the discretion of the underwriter, such lesser period, subject to the last sentence of this Section 3.14) following the effectiveness of such registration statement with respect to such Public Offering without the prior written consent of the underwriters managing the offering (subject to the last sentence of this Section 3.14), and at the request of the underwriter, each such holder of Shares shall enter into an agreement to such effect with the underwriter; provided, however, that the provisions of this Section 3.14 shall not prohibit any Permitted Transfers so long as the Permitted Transferee agrees to be bound by the terms of this Agreement, including this Section 3.14.  If (a) during the last 17 days of the Lock-up Period, the Company releases earnings results or announces material news or a material fact, change or event, or (b) prior to the expiration of the Lock-up Period, the Company announces that it will release earnings results during the 15-day period following the last day of the Lock-up Period, then, in either case, the Lock-up Period shall be extended automatically until the expiration of the 18-day period beginning on the date of release of the earnings results or the announcement of the material news, fact, change or event, as applicable, unless each of the underwriters managing the offering have otherwise consented in writing.  No Holder of Shares subject to this Section 3.14 shall be released from any obligation under this Section 3.14 or any other agreement, arrangement or understanding entered into pursuant to this Section 3.14 unless all other Holders of Shares subject to the same obligation are also released; provided, however, that a Holder may be permitted by the underwriter to Transfer a portion of its Shares during the period described above so long as all Holders are permitted to Transfer the same relative portion of each such Holder’s Shares.

ARTICLE IV

MISCELLANEOUS

4.1                               Remedies.  The parties to this Agreement acknowledge and agree that the covenants of the Company and the Stockholders set forth in this Agreement may be enforced in equity by a decree requiring specific performance.  In the event of a breach of any material provision of this Agreement, the aggrieved party will be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement.  Without limiting the foregoing, if any dispute arises concerning the Transfer of any of the Shares subject to this Agreement or concerning any other provisions hereof or the obligations of the parties hereunder, the parties to this Agreement agree that an injunction may be issued in connection therewith (including, without limitation, restraining the Transfer of such Shares or rescinding any such Transfer).  Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

4.2                               Entire Agreement; Amendment; Waiver.  This Agreement, together with the Exhibits hereto, set forth the entire understanding of the parties and supersede all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof and thereof.  The Exhibits may be amended to reflect changes in the composition of the Stockholders as a result of Permitted Transfers or the number of Registrable Securities held by a Stockholder.  Amendments to the Exhibits reflecting Permitted Transfers shall become effective when an executed counterpart of, or Joinder to, this Agreement is delivered by such new Permitted Transferee to the Company.  Any other amendments, modifications, supplements, restatements to or waivers of, or the termination of, this Agreement shall require (i) Advent Consent and (ii) the written consent of the Rollover Stockholders and Other Stockholders holding a majority of the Shares held by the Rollover Stockholders and Other Stockholders in the aggregate.  Without Advent Consent, no material amendment may be made to Section 3.2.  Notwithstanding any provisions to the contrary contained herein, any party may waive any rights with respect to which such party is entitled to benefits under this Agreement.  No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

4.3                               Severability.  It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.  Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

4.4                               Notices.  All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given one (1) Business Day after sending by nationally reputable overnight delivery service for overnight delivery, to the respective addresses of the parties set forth below:

(a)                                 For notices and communications to the Company to:

Cotiviti Holdings, Inc.

50 Danbury Road

Wilton, CT 07624

Attention:  General Counsel

Facsimile:  (203) 202-6786

with copies (which shall not constitute notice) to:

Advent International Corporation

75 State Street

Boston, MA 02109

Attention:  Chris Pike, John Maldonado and James Westra

Facsimile:  (617) 951-0566

and

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention:  Marilyn Shaw
Facsimile: (617) 772-8333

(b)                                 for notices and communications to the Advent Stockholders, to their respective addresses set forth in Exhibit A, with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention:  Marilyn Shaw

Facsimile: (617) 772-8333

(c)                                  for notices and communications to the Rollover Stockholders or any Other Stockholders, to their respective addresses set forth in Exhibit A, with a copy (which shall not constitute notice) to any counsel listed opposite each such Rollover Stockholders or Other Stockholder’s name on Exhibit A.

By notice complying with the foregoing provisions of this Section 4.4, each party shall have the right to change the mailing address, facsimile number or email address for future notices and communications to such party.

4.5                               Binding Effect; Assignment; Non-Recourse.

(a)                                 This Agreement shall be binding upon and inure to the benefit of the parties hereto and to their Permitted Transferees, successors and assigns, it being understood that the Company’s rights hereunder may be assigned by the Company to any Person which is the surviving entity in a merger, consolidation or like event involving the Company; provided that any Permitted Transferee executes a counterpart of, or Joinder to, this Agreement and thereby becomes bound to the provisions hereof.

(b)                                 This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent such Person is a named party to this Agreement (by joinder or otherwise), no past, present or future director, manager, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of any party hereto under this Agreement or any agreement entered into in connection herewith or for any claim based on, arising out of, in respect of, or by reason of, the transactions contemplated hereby and thereby.

4.6                               Governing Law.  This Agreement (including, without limitation, the validity, construction, effect or performance hereof and any remedies hereunder or related hereto) and all claims or causes of action of any kind (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including, without limitation, any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by the internal laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

4.7                               Termination.  The provisions of Article II shall terminate as to such Stockholder when, pursuant to and in accordance with this Agreement, such Stockholder or Permitted Transferee no longer owns any Shares; provided, that termination pursuant to this Section 4.7 shall only occur in respect of a Stockholder after all Permitted Transferees in respect of which such Stockholder retains a voting proxy also no longer own any Shares.

4.8                               Recapitalizations, Exchanges, Etc.  The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise.

4.9                               Action Necessary to Effectuate the Agreement.  The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

4.10                        Purchase for Investment; Legend on Certificate.  Each of the parties acknowledges that all of the Shares held by such party are being (or have been) acquired for investment and not with a view to the distribution thereof and that no Transfer, hypothecation or assignment of Shares may be made except in compliance with applicable federal and state securities laws.  All the certificates evidencing Shares which are now or hereafter owned by the Stockholders and which are subject to the terms of this Agreement shall have endorsed in writing, stamped or printed, thereon the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.”

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS, INCLUDING CERTAIN RESTRICTIONS ON TRANSFER, OF A SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT DATED AS OF JUNE 1, 2016, AS AMENDED, RESTATED, AMENDED AND RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME, AND NONE OF SUCH SECURITIES, OR ANY INTEREST THEREIN, SHALL BE TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF EXCEPT AS PROVIDED IN THAT AGREEMENT.  A COPY OF THE STOCKHOLDERS AGREEMENT IS ON FILE WITH THE SECRETARY OF THE COMPANY AND WILL BE MAILED TO ANY PROPERLY INTERESTED PERSON WITHOUT CHARGE WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF A WRITTEN REQUEST.”

All certificates evidencing Shares shall also bear all legends required by federal and state securities laws.  The legends set forth in this Section 4.10 shall be removed at the expense of the Company at the request of a Holder at any time when all of the provisions of Article II hereof cease to be applicable to any such Shares or such Shares are registered under the 1933 Act.

4.11        Effectiveness of Transfers.  All Shares Transferred by a Stockholder to a Permitted Transferee shall, except as otherwise expressly stated herein, be held by the Permitted Transferee thereof subject to this Agreement.  Such Permitted Transferee shall, except as otherwise expressly stated herein, have all of the rights and be subject to all of the obligations of a Stockholder under this Agreement automatically and without requiring any further act by such Permitted Transferee or by any parties to this Agreement.  Without affecting the preceding sentence, if such Permitted Transferee is not a Stockholder on the date of such Transfer, then such Permitted Transferee, as a condition to such Transfer, shall confirm such Permitted Transferee’s obligations hereunder by executing a counterpart of, or Joinder to, this Agreement.  No Shares shall be transferred on the Company’s books and records, and no Transfer of Shares shall be otherwise effective, unless any such Transfer is made in accordance with the terms and conditions of this Agreement, and the Company is hereby authorized by all of the Stockholders to enter appropriate stop transfer notations on its transfer records to give effect to this Agreement.

4.12        Other Business Opportunities.  Notwithstanding any provision of the organizational documents of the Company or any of its Subsidiaries, or contract to which the Company or any of its Subsidiaries is a party, to the contrary, no Advent Stockholders (or their respective Affiliates) shall be restricted under the terms hereof from engaging in or possessing an interest in other business ventures (connected or unconnected with the Company or its Subsidiaries) of any kind and description, independently or with others, and such Advent Stockholders (and its Affiliates) are not required to offer or make available any such opportunity to the Company or its Subsidiaries.  The Company and its Subsidiaries shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.  Notwithstanding the foregoing, each of the Company and the Stockholders hereby (a) acknowledge that the Company’s Subsidiary Cotiviti, LLC as of the date of this Agreement is a Recovery Audit Contractor (“RAC”) for the Centers for Medicare & Medicaid Services (“CMS”) and is (and, to the extent after the date of this Agreement it remains a RAC for CMS, will remain) subject to conflict of interest rules and obligations under its RAC contract with CMS and the Federal Acquisition Regulations and (b) covenant and agree that, prior to the Company, any of the Advent Stockholders, any of the Rollover Stockholders and/or any of their respective Affiliates agreeing to consummate or consummating an acquisition of, or an investment in, any entity that (i) would, as a result of such acquisition or investment, become an affiliate of Cotiviti, LLC for purposes of the Federal Acquisition Regulations and (ii) is or would reasonably likely become subject to audit or review by Cotiviti, LLC in the ordinary course of the provision of its services under its RAC contract with CMS (such an entity meeting the criteria in clauses (i) and (ii), a “Conflicted Entity”), (x) the Company, the applicable Stockholders and their respective Affiliates shall use reasonable best efforts to provide full disclosure of such potential acquisition of, or investment in, the Conflicted Entity to Cotiviti, LLC’s government contracting officer (the “GCO”) and seek approval, non-objection or any similar determination from the GCO of strategies, policies and procedures to mitigate any such conflicts and, (y) in the absence of obtaining any such approval, non-objection or similar determination, such parties shall use reasonable best efforts to avoid such conflicts (including, without limitation, by not agreeing to consummate and not consummating such acquisition or investment or by causing the Conflicted Entity to divest or otherwise cease the business line(s) resulting in such conflicts).  Each of the Company and the Stockholders hereby agree not to enter into any confidentiality agreement, non-disclosure agreement or other similar contractual obligation which prohibits the Company, the applicable Stockholders and their respective Affiliates from providing full disclosure of such potential acquisition of, or investments in, the Conflicted Entity to the GCO.

4.13        No Waiver.  No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

4.14        Costs and Expenses.  Each party shall pay its own costs and expenses incurred in connection with this Agreement, and any and all other documents furnished pursuant hereto or in connection herewith.

4.15        Counterpart.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart and signatures and counterparts may be delivered by electronic means or otherwise.

4.16        Headings.  All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

4.17        Third Party Beneficiaries.  Except as provided in Section 3.8, nothing in this Agreement is intended or shall be construed to entitle any Person other than the Company and the Stockholders to any claim, cause of action, right or remedy of any kind.

4.18        Consent to Jurisdiction.  The Company and each of the Stockholders, by its, his or her execution hereof, (i) hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts in the State of Delaware for the purposes of any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof, (ii) hereby waive, to the extent not prohibited by applicable law, and agree not to assert by way of motion, as a defense or otherwise, in any such claim or action, any claim that it or he is not subject personally to the jurisdiction of the above-named courts, that its, his or her property is exempt or immune from attachment or execution, that any such proceeding brought in the above-named court is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agree not to commence any claim or action arising out of or based upon this Agreement or relating to the subject matter hereof other than before the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such claim or action to any court other than the above-named courts whether on the grounds of inconvenient forum or otherwise.  The Company and each of the Stockholders hereby consent to service of process in any such proceeding, and agree that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 4.4 is reasonably calculated to give actual notice.

4.19        WAIVER OF JURY TRIAL.  TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING.  EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.19 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT.  ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.19 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK — SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Company and each of the Stockholders have duly executed this Agreement (or, as applicable, each has caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) as of the date first above written.

THE COMPANY:

Cotiviti Holdings, Inc.

By:	/s/ Jonathan Olefson
Name:	Jonathan Olefson
Title:	Senior Vice President,
General Counsel and Secretary

[Signature Page to Second Amended and Restated Stockholders Agreement]

ADVENT STOCKHOLDERS:

Advent-Cotiviti Acquisition Limited Partnership
Advent-Cotiviti Acquisition II Limited Partnership
By: Advent-Cotiviti GP Corporation, General Partner

By:	/s/ Michael J. Ristaino
Michael J.Ristaino, President

Advent International GPE VI-C Limited Partnership
Advent International GPE VI-D Limited Partnership
Advent International GPE VI-E Limited Partnership

By:	GPE VI GP (Delaware) Limited Partnership, General
Partner
By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ Richard F. Kane
Managing Director

Advent Partners GPE VI 2008 Limited Partnership
Advent Partners GPE VI 2009 Limited Partnership
Advent Partners GPE VI 2010 Limited Partnership
Advent Partners GPE VI – A Limited Partnership
Advent Partners GPE VI – A 2010 Limited Partnership

By:	Advent International LLC, General Partner
By:	Advent International Corporation, Manager

By:	/s/ Richard F. Kane
Managing Director

[Signature Page to Second Amended and Restated Stockholders Agreement]

ROLLOVER STOCKHOLDERS:

JL Connolly LLC

By:	/s/ J. Lawrence Connolly
Name:	J. Lawrence Connolly
Title:	Director

Milton Harbor View, LLC

By:	/s/ Elizabeth Connolly Alexander
Name:	Elizabeth Connolly Alexander
Title:	Director

The Catherine G. Connolly Gift Trust

By:	/s/ J. Lawrence Connolly
Name:	J. Lawrence Connolly
Title:	Trustee

The J. Lawrence Connolly, Jr. Gift Trust

By:	/s/ J. Lawrence Connolly
Name:	J. Lawrence Connolly
Title:	Trustee

[Signature Page to Second Amended and Restated Stockholders Agreement]

OTHER STOCKHOLDERS:

/s/ J. Douglas Williams
J. Douglas Williams

/s/ Richard Pozen
Richard Pozen

Ann Pozen, Trustee under the Richard Pozen Twelve Year Grantor Retained Annuity Trust, dated the 31st day of August, 2005

By:	/s/ Ann Pozen
Name:	Ann Pozen
Title:	Trustee

Richard Pozen, Trustee under the Ann Pozen Twelve Year Grantor Retained Annuity Trust, dated the 31st day of August, 2005

By:	/s/ Richard Pozen
Name:	Richard Pozen
Title:	Trustee

Ann Pozen, as Trustee of the Pozen Descendants Trust (2012) dated August 13, 2012

By:	/s/ Ann Pozen
Name:	Ann Pozen
Title:	Trustee

Richard Pozen, as Trustee of the Ann and Richard Pozen Family Descendants Trust dated July 20, 2012

By:	/s/ Richard Pozen
Name:	Richard Pozen
Title:	Trustee

EXHIBIT A

STOCKHOLDERS

STOCKHOLDER	SHARES OF COMMON STOCK	ADDRESS
	Advent Stockholders
Advent—Cotiviti Acquisition Limited Partnership	25,188,602	c/o Advent International Corporation 75 State Street Boston, MA 02109 Attention: Chris Pike, John Maldonado and James Westra Facsimile: (617) 951-0566
Advent—Cotiviti Acquisition II Limited Partnership	26,661,078
Advent International GPE VI-C Limited Partnership	1,300,911
Advent International GPE VI-D Limited Partnership	1,240,917
Advent International GPE VI-E Limited Partnership	3,138,847
Advent Partners GPE VI 2008 Limited Partnership	922,973
Advent Partners GPE VI 2009 Limited Partnership	27,999
Advent Partners GPE VI 2010 Limited Partnership	66,033
Advent Partners GPE VI — A Limited Partnership	82,235
Advent Partners GPE VI — A 2010 Limited Partnership	73,335
	Rollover Stockholders
JL Connolly LLC	3,468,906	3971 Club Drive Atlanta, GA 30319 For notices in accordance with Section 4.4: Rhys T. Wilson Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363
Milton Harbor View, LLC	4,972,318	340 Royal Poinciana Way Suite 317/334 Palm Beach, FL 33480
The Catherine G. Connolly Gift Trust	1,805,250
The J. Lawrence Connolly, Jr. Gift Trust	1,805,250	For notices in accordance with Section 4.4: Rhys T. Wilson Atlantic Station 201 17th Street NW, Suite 1700 Atlanta, GA 30363
	Other Stockholders
J. Douglas Williams	3,050,000	510 Avala Ct. Johns Creek, GA 30022

STOCKHOLDER	SHARES OF COMMON STOCK	ADDRESS
Richard Pozen	418,924	8721 Burdette Road, Bethesda, MD 20817
Ann Pozen, Trustee under the Richard Pozen Twelve Year Grantor Retained Annuity Trust, dated the 31st day of August, 2005	376,779
Richard Pozen, Trustee under the Ann Pozen Twelve Year Grantor Retained Annuity Trust, dated the 31st day of August, 2005	376,779	8721 Burdette Road, Bethesda, MD 20817
Ann Pozen, as Trustee of the Pozen Descendants Trust (2012) dated August 13, 2012	347,310
Richard Pozen, as Trustee of the Ann and Richard Pozen Family Descendants Trust dated July 20, 2012	347,310

EXHIBIT B

[FORM OF]

JOINDER AGREEMENT

TO

SECOND AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

OF

COTIVITI HOLDINGS, INC.

This JOINDER AGREEMENT is dated as of           , 20[  ], and effective as of the date hereof, by and between Cotiviti Holdings, Inc., a Delaware corporation (the “Company”), and                 (the “New Stockholder”).  Capitalized terms used but not otherwise defined herein are used as defined in the Stockholders Agreement (as defined below).

WHEREAS, the Company and the stockholders of the Company are each party to that certain Second Amended and Restated Stockholders Agreement dated [•], 2016 (as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Stockholders Agreement”);

WHEREAS, as provided in the Stockholders Agreement, and subject to the terms thereof, new stockholders to the Company may become parties to the Stockholders Agreement by executing a joinder agreement thereto;

WHEREAS, the Company desires the New Stockholder to be bound, and the New Stockholder desires to be bound, by the Stockholders Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.                                      The New Stockholder acknowledges receipt of a copy of the Stockholders Agreement and, after careful review and examination thereof, by executing this Joinder Agreement, agrees to be bound by covenants, agreements, restrictions and other terms and provisions contained therein as a[n] [Advent] / [Rollover] / [Other] Stockholder and shall have all of the rights and obligations of a[n] [Advent] / [Rollover] / [Other] Stockholder thereunder.

2.                                      This Joinder Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which, when taken together, shall constitute one instrument.

3.                                      This Joinder Agreement and any claim or dispute arising out of or related hereto or the subject matter hereof (whether in contract, tort or otherwise) shall be governed by the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Joinder Agreement as of the date first above written.

The Company:

COTIVITI HOLDINGS, INC.

By:
Name:
Title:

The New Stockholder:

[By:]
Name:
[Title: ]